Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE ANNOUNCES VOTING RESULTS

Secaucus, New Jersey – June 13, 2012 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, announced the results of its 2012 Annual Meeting of Stockholders held today:

1.	Norman Matthews and Kenneth Reiss were elected as Class III directors to serve for three-year terms expiring in 2015.

2.	The appointment of BDO USA, LLP as the Company’s independent registered public accounting firm was ratified for the fiscal year ending February 2, 2013.

3.	An advisory vote regarding the compensation of the Company’s named executive officers was approved.

About The Children’s Place Retail Stores, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place” brand name. As of April 28, 2012, the Company operated 1,062 stores and an e-commerce site at www.childrensplace.com.

Forward Looking Statements

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 28, 2012. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the continued weakness in the economy or by other factors such as increases in the cost of gasoline and food, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children’s Place Retail Stores, Inc.

      Jane Singer, Vice President, Investor Relations, (201) 453-6955

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